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RSM McGladrey, Inc.
Business Solutions


                                                                     Exhibit 8.2

                                March 13, 2001



Board of Directors                      Board of Directors
Sierra Bancorp                          Bank of the Sierra
86 North Main Street                    86 North Main Street
Porterville, California  93257          Porterville, California  93257

Re: Tax Opinion Concerning the Assumption of Bank of the Sierra Incentive Stock Option Plan in Connection with the Merger of Sierra Merger Corporation (a Wholly Owned Subsidiary of Sierra Bancorp) into Bank of the Sierra

You have requested our opinion as to all material federal income tax consequences of the merger (Merger) of Sierra Merger Corporation (Sierra Merger), a newly formed wholly owned subsidiary of Sierra Bancorp, with and into Bank of the Sierra (BOTS). Sierra Merger was formed exclusively to engage in this transaction. The shareholders of BOTS will receive stock of Sierra Bancorp (SB) in exchange for their stock of BOTS. In connection with your request, you have provided us with the Plan of Reorganization and Agreement of Merger, dated as of December 14, 2000 (Agreement), by and among SB, Sierra Merger and BOTS. We have also received and relied upon the following factual representations made by and on behalf of SB, Sierra Merger and BOTS:

     . To the extent not inconsistent with the representations, the Merger will be consummated in accordance with the Plan of Reorganization and Agreement of Merger by and among SB, BOTS and Sierra Merger.

     . The fair market value of SB stock to be received by BOTS shareholders in the Merger will, in each instance, be approximately equal to the fair market value of BOTS stock surrendered in exchange therefore.

     . In the Merger, shares of BOTS representing at least 90% of the outstanding stock of BOTS will be exchanged solely for voting stock of SB. Shares of BOTS stock held by BOTS shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered as outstanding stock of BOTS in making this representation.

     . BOTS has no plan, intention or obligation, including pursuant to outstanding options to acquire its stock, to issue stock that would cause SB's ownership to be less than control as defined in 368(c) of the Internal Revenue Code of 1986 (Code). For this purpose control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation


251 South Lake Avenue, Suite 300               RSM McGladrey, Inc. is an
(626) 795-9820                                 independent member firm of
Fax: (626) 795-9820                            RSM International, an affiliation
www.rsmmcgladrey.com                           of independent accounting
                                               and consulting firms.
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Boards of Directors
Sierra Bancorp
Bank of the Sierra
March 13, 2001
Page 2

     . SB has no plan or intention to liquidate or merge BOTS after the Merger.

     . Neither SB nor any party "related," as defined in the Code for purposes of Treasury Regulation 1.368-1(e)(3), to SB has a plan, binding commitment or intention to redeem or otherwise reacquire any of the SB stock issued in the Merger.

     . Following the Merger, BOTS will retain substantially all (defined to be at least 70% of the gross assets and 90% of the net assets) of the assets of BOTS and Sierra Merger and continue the historic business of BOTS.

     . Sierra Merger was formed solely for purpose of effectuating the Merger and has no other purpose.

     . 100% of the stock of Sierra Merger will be owned by SB prior to the Merger.

     . Sierra Merger will have no liabilities to be assumed by BOTS and will transfer no assets to BOTS in the Merger.

     . The Merger expenses are expenses of BOTS and will be borne by BOTS. Shareholders' cost, if any, will be paid by the shareholders.

     . There is and will be no intercorporate indebtedness between or among BOTS, SB and Sierra Merger that was or will be issued, acquired or settled at a discount.

     . Neither BOTS nor SB are under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A) of the Code.

     . None of the compensation to be received by any shareholder-employees of BOTS or SB is separate consideration for, or allocable to, any of their shares of BOTS or SB stock. SB stock received by any shareholder-employee of BOTS or SB is not separate consideration for, or allocable to, any employment agreement or other compensation owed to such shareholder-employee.

     .    Prior to the Merger, SB has not nor will own any stock of BOTS.

     . The reasons for the Merger of Sierra Merger into BOTS constitute substantial business purposes of BOTS, SB and Sierra Merger and can be documented and demonstrated clearly.

     . No dividends will be paid by BOTS or SB before the consummation of the Merger, other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.
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Boards of Directors
Sierra Bancorp
Bank of the Sierra
March 13, 2001
Page 3

     . BOTS has 400,000 nonqualified stock options outstanding for the purchase of BOTS shares. The exercise price for all the outstanding options is $9 per share. The sample nonqualified stock option agreement provided is identical to all other nonqualified stock option agreements except as to the name of the optionee.

     . BOTS has 373,600 Incentive Stock Options outstanding for the purchase of BOTS shares. The exercise price for all the outstanding options is $9 per share. The sample Incentive Stock Option agreement provided is identical to all other Incentive Stock Option agreements except as to the name of the optionee.

     . No fractional shares of stock will be issued as a result of the Merger and no fractional shares will be purchased for cash as a result of the Merger.

     . As a result of the Merger, no cash will be paid to dissenting shareholders.

     . No individual ISO optionee, when considering stock owned directly or indirectly by a corporation, partnership, estate or trust or when considering stock held by spouse, brother, sister, ancestor or lineal descendents, will own more than 10% of the stock of SB or BOTS.

Assumptions

We have assumed all of the factual representations contained herein are true and correct. We have relied upon the opinion of Fried, Bird & Crumpacker, counsel to SB and BOTS, and upon which such counsel has expressly stated we are entitled to rely, that the Merger qualifies as a merger under applicable state law as more fully described in such opinion.

Opinion

Based on our understanding of the facts and relying upon the opinion of Fried, Bird & Crumpacker with respect to the qualification of the Merger, the factual representations made to us and assumptions stated herein, our review of the relevant sections of the Internal Revenue Code of 1986 (Code), as amended, the regulations promulgated there under, and cases, rulings and other authorities, it is our opinion that the transaction will be treated as follows for federal income tax purposes:

 1. The Merger of Sierra Merger into BOTS will qualify as a reorganization within the meaning of 368(a)(2)(E) of the Code, and Sierra Merger, SB and BOTS will each be a "party to a reorganization" within the meaning of 368(b) of the Code.

 2. A holder of an outstanding option granted under the BOTS incentive stock option plan will not recognize income, gain or loss solely as a result of the assumption of the BOTS incentive stock option plan by SB, and
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Boards of Directors
Sierra Bancorp
Bank of the Sierra
March 13, 2001
Page 4

 3. The assumption by SB of the outstanding incentive stock options granted under the BOTS incentive stock option plan will not be deemed a modification of the option under Section 424(h) of the Code.

Our opinion is based on the factual representations made to us and the assumptions stated herein. If any of the facts, representations or assumptions are determined to be incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations and assumptions stated herein. We express no opinion regarding federal, state, local, foreign or other tax matters not contained in items 1. through 3. above.

Our opinion is based upon existing law, Treasury Regulations and on administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures, as well as judicial decisions, are subject to change either prospectively or retroactively. We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. This opinion is effective as of closing effective time as provided in the Agreement. This opinion is not binding on the Internal Revenue Service or the courts.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Sierra Bancorp with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.

                                                    /s/ RSM McGladrey, Inc.